Exhibit 10.13

FIREEYE, INC.

August 1, 2013

Michael J. Sheridan

c/o FireEye, Inc.

1440 McCarthy Blvd.

Milpitas, CA 95035

Dear Mike:

This letter agreement (the “Agreement”) is entered into between FireEye, Inc. (the “Company” or “we”) and Michael J. Sheridan (“you”). This Agreement is effective as of the date hereof (the “Effective Date”). The purpose of this Agreement is to confirm the current terms and conditions of your employment.

1. Position. Your current titles are Senior Vice President and Chief Financial Officer, and you will continue to report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Your current salary as of the Effective Date is $265,000 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time. In addition, you will be eligible to be considered for an incentive bonus for each fiscal year of the Company under the Company’s Employee Incentive Plan (the “Incentive Plan”) or any successor plan. The bonus (if any) will be awarded based on objective or subjective criteria established by the Company’s Chief Executive Officer and approved by the Company’s Board of Directors (the “Board”) and/or the Compensation Committee of the Board (the “Compensation Committee”), as applicable. Your current annual target bonus as of the Effective Date is equal to $135,000. The terms and conditions of your bonus will be set forth in the Incentive Plan. The determinations of the Board and/or the Compensation Committee, as applicable, with respect to your bonus will be final and binding.

3. Employee Benefits. As a regular employee of the Company, you will continue to be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

Michael J. Sheridan

August 1, 2013

4. Equity Awards. You have received equity awards from the Company and these awards shall continue to be in full force and effect and governed by the terms set forth therein, as modified by the Company’s Change of Control Severance Policy for Officers and your participation agreement thereunder (the “Severance Policy”).

5. Severance & Change of Control Benefits. As an executive officer of the Company, you are eligible for benefits in the Severance Policy. Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Policy.

6. Proprietary Information and Inventions Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement reaffirms that the terms of the Company’s Proprietary Information and Inventions Agreement that you executed in connection with your hire (the “PIAA”) continue to be in effect.

7. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company continues to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this Agreement. This is the full and complete Agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8. Tax Matters.

(a) Withholding. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b) Section 409A. The parties intend that the benefits and payments provided under this Agreement shall be exempt from, or comply with, the requirements of Section 409A of the Code (as it has been and may be amended from time to time) and any regulations and guidance that has been promulgated or may be promulgated from time to time thereunder (“Section 409A”), and any ambiguities or ambiguous terms herein will be interpreted to so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company shall in no event be obligated to indemnify you for any taxes or interest that may be assessed under Section 409A.

Michael J. Sheridan

August 1, 2013

(c) Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board or Compensation Committee related to tax liabilities arising from your compensation.

9. Interpretation, Amendment and Enforcement. This Agreement, together with the PIAA and the Severance Policy, supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, including, but not limited to, your offer letter with the Company dated June 2, 2011, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.

* * * * *

Michael J. Sheridan

August 1, 2013

We are extremely excited about your continued employment with FireEye!

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours,

FIREEYE, INC.

By:	/s/ David G. DeWalt
Chief Executive Officer

I have read and accept this employment offer:

/s/ Michael J. Sheridan
Michael J. Sheridan

Dated: 8/16/2013